Exhibit 99.1

INTCOMEX ANNOUNCES COMPLETION OF ITS

REGISTERED EXCHANGE OFFER FOR ITS OUTSTANDING

11 3/4% SECOND PRIORITY SENIOR SECURED NOTES DUE 2011

Miami, December 22, 2006: Intcomex, Inc. today announced the completion of its offer to exchange all of its outstanding 11 3/4% Second Priority Senior Secured Notes due 2011, which are not registered under the Securities Act of 1933 (“Initial Notes”), for an equal principal amount of its 11 3/4% Second Priority Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933 (“New Notes”). The exchange offer expired at 5:00 p.m. (EST) on Thursday, December 14, 2006.

$120.0 million aggregate principal amount of Initial Notes, representing 100.0% of the outstanding principal amount of Initial Notes, were tendered for exchange. Intcomex accepted all Initial Notes that were properly tendered for exchange. Following the closing, none of the Initial Notes remained outstanding. The exchange offer closed on December 19, 2006.

The Bank of New York, served as the exchange agent for the exchange offer. The Bank of New York’s address, telephone and facsimile number are as follows:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street, 7E

New York, New York 10286

Telephone: (212) 815-5098

Facsimile: (212) 298-1915

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The exchange offer was made only pursuant to the prospectus dated November 15, 2006 and the related letter of transmittal and only to such persons and in such jurisdictions permitted under applicable law.

About Intcomex

Intcomex is a United States-based value-added distributor of information technology (“IT”) products to Latin America and the Caribbean. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to customers in 45 countries.